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Meritor Appoints William “Bill” Newlin as Non-Executive Chairman

Jay Craig to Step Down as Executive Chairman, Effective December 31, 2021

TROY, Mich., (Nov. 12, 2021) – Meritor, Inc. (NYSE: MTOR) today announced that William “Bill” Newlin, currently lead independent director of the Board, has been elected non-executive chairman, effective Dec. 31, 2021. This follows the decision by Jay Craig, currently executive chairman of the Board, to step down after more than 15 years of service to Meritor, including six years as chief executive officer.

During his tenure as chief executive officer, Mr. Craig oversaw the advancement of Meritor’s innovation and product portfolio, strengthened the company’s financial foundation and created a collaborative and diverse organization. Mr. Craig led the execution of the company’s M2016, M2019 and now, M2022 plans and has played a significant role in fostering a culture that distinguishes itself through its ability to consistently deliver on commitments while also maximizing value for its shareholders, customers and employees.

“It has been a privilege to contribute to Meritor’s significant growth alongside our talented employees,” said Mr. Craig. “Meritor’s balanced portfolio of commercial truck, industrial and aftermarket businesses is well-positioned to continue meeting the changing needs of customers around the world. With this in mind, I believe now is the right time to begin the process of handing over the reins as chairman to Bill Newlin. Meritor’s prospects are extremely bright, and I could not be more thankful to all of our employees, customers, partners and communities that have helped create the Meritor of today.”

Mr. Newlin said, “We are grateful for all of Jay’s contributions to our operational and strategic goals. Meritor has market-leading positions in our core geographies and a clear focus on driving performance and delivering profitable growth. As the demand for energy efficiency continues to accelerate, the Board and management will remain focused on transforming the value we deliver to customers through innovation and next-generation technologies. I look forward to resuming my role as non-executive chairman and continuing to work with the board and management team to enhance value for all Meritor stakeholders.”

“On behalf of Meritor employees, I want to thank Jay for his exemplary leadership and his contributions to our company as CEO and as chairman,” said CEO and president Chris Villavarayan. “Jay was responsible for developing and mentoring many of the leaders who are running the business today and helped lay the foundation for Meritor’s continued success. We wish him all the best in his next chapter, and I look forward to continuing to work with Bill as he resumes the role of chairman.”

About William Newlin

Mr. Newlin, a director since July 2003, was elected lead independent director in March 2021. Prior to that he was non-executive chairman effective April 2016. Previously, he was the lead director of Meritor’s board and is currently a member of the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee. He has been chairman and a director of Newlin Investment Company, LLC since April 2007.

He served as executive vice president and chief administrative officer of Dick's Sporting Goods, Inc. from October 2003 until his retirement in March 2007. Newlin served as chairman and CEO of Buchanan Ingersoll Professional Corp. from 1980 to October 2003. He is a former chairman of Kennametal Inc. and director of Calgon Carbon Corp. He is also a director of several private companies, primarily specializing in technology solutions, including Liquid X Printed Metals, Sharp Edge Labs and SpIntellx.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking, aftermarket and electric powertrain solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Michigan, United States, and is made up of more than 8,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.